EXHIBIT 99


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Class A-2F Commercial Mortgage Pass-Through Certificates

NOTE: THE TERMS PRESENTED HEREIN ARE WITH RESPECT TO FLOATING RATE CLASS A-2F CERTIFICATES WHICH WILL SUPPLEMENT THE CLASSES OF CERTIFICATES DISCUSSED IN THAT CERTAIN PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 12, 2001. INVESTORS SHOULD READ THIS TERM SHEET IN CONJUNCTION WITH SUCH PRELIMINARY PROSPECTUS SUPPLEMENT WHICH CONTAINS MATERIAL TERMS RELATING TO SUCH CLASS A-2F CERTIFICATES. CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE PRELIMINARY PROSPECTUS SUPPLEMENT.

CLASS A-2F CERTIFICATES  The Class A-2F Certificates will have an initial principal balance of $[________] and bear a floating rate per annum equal to LIBOR plus [___]%. Upon the occurrence of certain trigger events described below, the Class A-2F Certificates will instead bear a fixed rate of interest. The Trust Fund will issue an uncertificated REMIC regular interest (the "Class A-2F Regular Interest") that will have the same certificate balance as the Class A-2F Certificates, but will bear interest at a fixed rate equal to [___]% per annum. The Class A-2F Certificates will represent all of the beneficial ownership interest in the portion of the Trust Fund that consists of the Class A-2F Regular Interest and the Swap Contract.

RATINGS The expected ratings on the Class A-2F Certificates are "Aaa"/"AAA" by Moody's and Fitch, respectively. Such ratings do not represent any assessment of whether the floating interest rate on such Certificates will convert to a fixed rate. With respect to the Class A-2F Certificates, the Rating Agencies are only rating the receipt of interest at the fixed per annum rate applicable to the Class A-2F Regular Interest.

INTEREST DISTRIBUTIONS   On each Distribution Date, the Class A-2F Regular
                         Interest will be entitled to receive one month's interest at the applicable pass-through rate accrued during the calendar month prior to the related
                         Distribution Date, on the Certificate Balance of the Class A-2F Regular Interest immediately prior to such Distribution Date plus any interest that the Class A-2F
                         Regular Interest was entitled to receive on all prior
                         Distribution Dates to the extent not received.

                         On each Distribution Date, the Trustee will apply amounts on deposit in the Certificate Account, to the extent of the Available Distribution Amount to the Class A-2F Regular Interest in sequential order of class designations, with the Class A-2F Regular Interest ranking pari passu in entitlement to interest with Classes A-1, A-2, IO-I, IO-II and IO-III as described on page S-126 of the Preliminary Prospectus Supplement.

                         The amount allocated to the Class A-2F Regular Interest on the Business Day preceding each Distribution Date will be deposited into the Floating Rate Account on such date and the portion of such interest, if any, which is equal to the net swap payment due to the Swap Counterparty will be applied to make payments under the Swap Contract. The amounts remaining in the Floating Rate Account, including any net payment received under the Swap Contract from the Swap Counterparty, will be distributed to the holders of the Class A-2F Certificates on the Distribution Date.

THE SWAP CONTRACT        The Trust Fund will have the benefit of an interest
                         rate swap agreement relating to the Class A-2F
                         Certificates with Bank of America, N.A. Because the
                         Class A-2F Regular Interest accrues interest at a fixed rate, the payment of the pass-through rate applicable to the Class A-2F Certificates is dependant on the payment by the Swap Counterparty pursuant to the Swap
                         Contract. The Swap Counterparty will be required to (i) post collateral if its long-term or short-term ratings fall below "Aa3" or "P-1" respectively by Moody's and
                         (ii) assign its rights and obligations under the Swap
                         Contract to a replacement swap counterparty if the long-term rating of the Swap Counterparty falls below
                         "Baa2" by Moody's. Should the Swap Counterparty fail to take such action after the occurrence of such a trigger event, the Trustee will (unless otherwise directed in writing by the holders of 25% of the Class A-2F
                         Certificates) be required to terminate the existing
                         Swap Contract and enter into a replacement swap contract with an eligible swap counterparty. If the costs of entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of the current swap contract, a replacement interest rate swap contract will not be entered into, any such proceeds will be distributed to the holders of the Class A-2F Certificates and the pass-through rate applicable to the Class A-2F Certificates will convert to a fixed interest rate. Additionally, if the funds allocated to payment of the interest distribution on the Class A-2F Regular Interest are insufficient to make any required payments to the Swap Counterparty and to make full distributions of the Class A-2F interest distribution amount to the holders of the Class A-2F
                         Certificates, the Trustee will be required to make the required payments to the Swap Counterparty prior to making distributions on the Class A-2F Certificates and holders of such certificates will experience a shortfall.

PRINCIPAL DISTRIBUTIONS  On each Distribution Date, principal will be distributed to the most Senior Class (i.e. the Class with the earliest alphabetical/numerical Class designation) until such class is retired. The Class A-2F Regular Interest will rank pari passu in entitlement to payment of principal with the Class A-2 Certificates and, except under limited circumstances, will be payable after principal payments are made to the Class A-1 Certificates as described on page S-126 of the Preliminary Prospectus Supplement.

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